Exhibit 99.1

Response Biomedical Corp. Announces Management Changes

VANCOUVER, B.C., September 16, 2014 – Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCBB: RPBIF) announced today a series of management changes. Jeffrey Purvin has resigned from the Board of Directors and as the President and Chief Executive Officer of the Company effective immediately. He will be succeeded as CEO by interim CEO Dr. Anthony “Tony” Holler, M.D., a long time Response Board member. In addition, Dr. Barbara Kinnaird, PhD., has been promoted from Vice President to Chief Operating Officer.

“We thank Jeff Purvin for his efforts at Response over the past two years. Response has achieved significant progress in our China distribution transition, including the successful launch of our Company’s representative office in China,” noted Lewis Shuster, Chairman of Response.

Mr. Shuster continued, “We welcome Dr. Tony Holler to his new role as interim CEO. He knows the Company intimately from his long history as a Director. We look forward to his continued support of the Company’s progress.”

“We congratulate Dr. Barbara Kinnaird on her well-deserved promotion to Chief Operating Officer. Response’s gross margins have improved substantially under her leadership as our head of Manufacturing and Research and Development. Gross margin improved from negative 5% in 2010 to positive 45% in our last quarter as her team has implemented numerous steps to improve quality, strengthen internal operations, and boost productivity,” added Dr. Holler.

Dr. Anthony Holler joined Response Biomedical Corp.’s board of directors as a director in March 2006. He was one of the original founders of ID Biomedical Corporation, and has served as its director since 1991 and served as CEO from 1999 until 2006 when the Company was acquired by GlaxoSmithKline. Dr. Holler has been the Non-Executive Chairman of CRH Medical Corporation (Formerly Medsurge Medical Products Corp.) since December 2005. Dr. Holler served as an Emergency physician at University Hospital at the University of British Columbia from 1981 until 1993. He received a Bachelor of Science in 1975 and a Medical Degree in 1979 from the University of British Columbia.

Dr. Barbara Kinnaird has over 20 years of research and business experience primarily in the fields of infectious diseases and point of care (POC). Since joining Response Biomedical Corp. in August 2004, Dr. Kinnaird has held several key management positions including responsibilities for Product Development, Quality, Regulatory, Manufacturing and Sales. During Dr. Kinnaird’s tenure in these positions, she has improved the product design control, operational efficiencies, cost reduction, gross margins and sales. Additionally under her direction she managed to place the Company in a compliance position that supports sales in several global jurisdictions such as China, Japan, United States and Canada. Previously, Dr. Kinnaird consulted for the Proteomics division of Incyte Genomics Inc. Dr. Kinnaird holds a Ph.D. in Microbiology and Immunology from the University of British Columbia at the B.C. Children’s Hospital in the Department of Pediatrics.  She conducted her post-doctoral research at the Michael Smith Laboratories in genomics and gene expression profiling, in collaboration with the B.C. Genome Sciences Centre.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid onsite diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® Platform consists of a reader and single use disposable test cartridges and has the potential to be adapted to any other medical and nonmedical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism and infectious diseases. In the nonclinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid onsite detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief in Dr. Holler’s continued support of the Company’s progress. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information please contact.

Response Biomedical Corp.:

W.J. (Bill) Adams, 604 456 6010

Chief Financial Officer

ir@responsebio.com